Renaissance Tower

Property Type	Office
Term/Amortization	84/360 months
Cut-off Balance	$92,000,000
% of Initial Pool Balance
Cut-off Date LTV	56.4%
Underwriting DSCR	2.18x
Mortgage Rate	4.98%
Cut-off Balance per SF	$41.41

The Loan. The Mortgage Loan (the “Renaissance Tower Loan”) is secured by a first mortgage encumbering an office tower in Dallas, Texas. The Renaissance Tower Loan represents      % of the Initial Pool Balance. Originated on December 23, 2002 the Renaissance Tower Loan has a principal balance of $92,000,000 as of the Cut-off Date. The Renaissance Tower Loan was made to Trizechahn Renaissance Tower Limited Partnership and has a term of 84 months with an amortization term of 360 months.

Ownership Interest.
Borrower is Trizechahn Renaissance Tower Limited Partnership, which is 99% owned by Trizechahn RT LLC and 1% owned by TH Renaissance Tower LLC. Both Trizechahn RT LLC and TH Renaissance Tower LLC are 100% owned by Trizec Holdings, Inc., the Borrower Principal. Trizec Holdings, Inc. (formerly known as TrizecHahn Office Properties Inc.) (“Trizec”) is a direct wholly-owned subsidiary of Trizec Properties, Inc. which is a 40% indirectly owned subsidiary of Trizec Canada Inc., a Canadian public real estate corporation. Trizec operates solely in the United States where it owns, manages, and develops office buildings.

The Property.
The property consists of a 1,738,797 square foot, 56-story, Class A office tower and an adjacent 11-story parking garage with 1,091 parking spaces, located in the central business district (CBD) of Dallas, Texas. The Borrower owns all of the office tower and most of the entrance pavilion in fee simple and has a leasehold interest in the parking garage and a small portion of the entrance pavilion. The improvements, located on 2.43 acres are at 1201 Elm Street. The property is the second largest office building in Dallas and is one of the city’s classic landmarks, featuring a structural steel frame with a silver-blue insulated glass curtain wall incorporating a distinctive lighted double “X” pattern. The subject includes office and retail space, along with a food court pavilion that totals 5,902 square feet. The property is currently 86% occupied.

The subject was constructed in 1974 and renovations in excess of $103 million ($59.66/sf) were completed between 1986 and 1992, including a comprehensive asbestos abatement program, complete building sprinkler retrofit, elevator upgrades, and lobby renovation. Below street level there exists the “Crystal Court”, an underground food court with a pyramidal glass pavilion and landscaped pedestrian plaza located directly above it, which was added during the 1986 to 1992 renovations. Trizec has invested an additional $9.5 million of capital improvements since their ownership.

The most recent rent roll lists 58 tenants. Investment-grade credit tenants provide approximately 31.3% of the square footage, with two of these tenants having their corporate headquarters located at the subject: Blockbuster Entertainment HQ (guaranteed by Viacom International, S&P A-, negative) 259,741 square feet or 14.9% of nrsf, Transamerica (S&P AA-, negative) 180,048 square feet or 10.4% of net rentable square footage, and Neiman Marcus HQ (S&P BBB, negative) 104,419 square feet or 6.0% of net rentable square footage. Other major tenants include several prominent Dallas law firms.

Lock Box Account.
A lockbox account with Bank of America has been established at closing into which all tenants directly deposit rents from the property. Provided no event of default occurs and is continuing, at all times other than during a Cash Management Period, Borrower may withdraw funds from the lockbox account and pay all debt service, escrows and other amounts due under the loan on each payment date. Upon the occurrence of a Cash Management Period, all of Borrower’s rights of withdrawal from the lockbox account shall be suspended and all funds on deposit in the lockbox account shall be swept to Lender’s account and applied on each payment date to debt service, escrows and other amounts due under the loan, with remaining funds remitted to Borrower provided that no default exists. “Cash Management Period” means the period commencing the date upon which the DSCR for the trailing 12 month period is less than 1.25x and ending on the date upon which the DSCR for the trailing 6 month period is equal or greater than 1.25x.

Leasing Reserve.
Borrower is required to deposit $150,000 on each monthly payment date into a reserve to be disbursed for tenant improvements and leasing commissions in connection with the leasing of space at the property. The amount which the Borrower is required to deposit into this leasing reserve is capped at $3,000,000. The entire amount held in this reserve, and Borrower’s obligation to make deposits, shall cease after the DSCR for the trailing 6 month period is equal to or greater than 1.35x.

Property Management.
Trizec Properties, Inc., (NYSE: TRZ) a real estate investment trust (REIT), is one of the largest owners and managers of commercial property in North America. With 73 office properties totaling approximately 49 million square feet, Trizec is the nation’s second largest publicly traded office REIT, based on square footage owned or managed. Trizec’s office properties are mostly concentrated in seven U.S. markets — Atlanta, Chicago, Dallas, Houston, Los Angeles, New York and Washington, D.C. Trizec has a strong presence in the Dallas market with six properties comprising over 6.2 million square feet.

Any information in the material, whether regarding the assets backing any securities discussed herein or otherwise, will be superseded in its entirety by the information contained in any final prospectus and prospectus supplement for any securities actually sold, which should be read before making any investment decision. This material is furnished solely by the Underwriter and not by the issuer of the securities.